                                                                  EXHIBIT 12.1

                          Statement re Computation of
                     Ratio of Earnings to Fixed Charges


        The following table sets forth the ratio of earnings to fixed charges for the Company for the periods shown. These ratios were computed by dividing earnings from continuing operations, before income taxes and fixed charges, by fixed charges. Fixed charges consist of interest expense, approximately 45% of rent expense (estimated by management to be the interest component of such rent expense) and preferred stock dividends.

                                                                Seventeen       Thirty-five             Year ended
Quarter ended   Quarter ended   Year ended     Year ended      weeks ended      weeks ended     ---------------------------
    May 4,        April 29,     February 3,    January 28,     January 29,       October 2,     January 30,     February 1,
     1996           1995           1996           1995            1994             1993           1993             1992
- -------------   -------------   -----------    -----------     ----------- ||   -----------     -----------     -----------
                                                                           ||
                                                                           ||
    --              --               --           2.33x            4.16x   ||       --              2.17x           1.46x


        For the quarters ended May 4, 1996 and April 29, 1995, the deficiency of earnings to cover fixed charges was $29.9 million and $8.0 million, respectively. For the year ended February 3, 1996, the deficiency of earnings to cover fixed charges was $13.5 million and for the thirty-five weeks ended October 2, 1993, the deficiency was $0.5 million.

        Pursuant to the Plan of Reorganization, the Company adopted "fresh-start" reporting as of October 2, 1993. As a result, the Company's consolidated financial statements for the periods subsequent to the adoption of fresh-start reporting have been prepared on a basis not comparable to prior periods. Black lines have been drawn to separate the Company's post-emergence financial statements from those prior to October 3, 1993 since they have not been prepared on a comparable basis.

                     Hills Stores Company and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges


                                                                                                       Seventeen
                                           Quarter        Quarter         Year ended    Year ended    weeks ended
                                            ended          ended          February 3,   January 28,   January 29,
                                         May 4, 1996   April 29, 1995        1996          1995          1994
                                         -----------   --------------     -----------   -----------   -----------
                                                                                                                ||
                                                                                                                ||
Earnings (loss) from continuing                                                                                 ||
 operations before income taxes          $(29,940)        $ (8,016)       $(13,479)     $ 76,284      $62,844   ||
Add: Fixed charges deducted from                                                                                ||
 earnings (loss)                           18,570           15,778          69,180        57,286       19,899   ||
Less: Pre-tax equivalent of preferred                                                                           ||
 stock dividend requirements                 --                --             --             --           --    ||
                                         --------         --------        --------      --------      -------   ||
Earnings available for payment of                                                                               ||
  fixed charges                          $(11,370)        $  7,762        $ 55,701      $133,570      $82,743   ||
                                         ========         ========        ========      ========      =======   ||
                                                                                                                ||
Fixed charges:                                                                                                  ||
Capital lease interest                   $  3,409         $  3,579        $ 14,066      $ 14,707      $ 5,029   ||
Other interest                             10,256            7,392          35,431        24,005        8,112   ||
Portion of operating lease rentals                                                                              ||
 deemed to represent interest(1)            4,905            4,807          19,683        18,574        6,758   ||
Pre-tax equivalent of preferred                                                                                 ||
 stock dividend requirements                 --               --              --            --            --    ||
                                         --------         --------        --------      --------      -------   ||
Total fixed charges                      $ 18,570         $ 15,778        $ 69,180      $ 57,286      $19,899   ||
                                         ========         ========        ========      ========      =======   ||
Ratio of earnings to fixed charges           --               --              --            2.33x        4.16x  ||
Deficiency of earnings available to                                                                             ||
 cover fixed charges                     $ 29,940         $  8,016        $ 13,479                              ||


                                         Thirty-five          Year ended
                                         weeks ended   -------------------------
                                          October 2,   January 30,   February 1,
                                             1993         1993         1992
                                         -----------   ----------    -----------

Earnings (loss) from continuing
 operations before income taxes          $ 1,157       $56,533       $27,641
Add: Fixed charges deducted from
 earnings (loss)                          27,604        44,043        48,102
Less: Pre-tax equivalent of preferred
 stock dividend requirements              (1,662)       (4,843)       (5,388)
                                         -------       -------       -------
Earnings available for payment of
  fixed charges                          $27,099       $95,733       $70,355
                                         =======       =======       =======

Fixed charges:
Capital lease interest                   $10,284       $16,151       $16,395
Other interest                             3,364         5,865         9,156
Portion of operating lease rentals
 deemed to represent interest(1)          12,294        17,184        17,163
Pre-tax equivalent of preferred
 stock dividend requirements               1,662         4,843         5,388
                                         -------       -------       -------
Total fixed charges                      $27,604       $44,043       $48,102
                                         =======       =======       =======
Ratio of earnings to fixed charges          --            2.17x         1.46x
Deficiency of earnings available to
 cover fixed charges                     $   505

- -------------------------------------------------
(1) Management has estimated that approximately 45% of rent expense could be considered interest if the Company's operating leases were considered debt obligations.